BRINKER INTERNATIONAL
                              LOGO






                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held November 15, 2001



                                               September 25, 2001

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 15, 2001, at the
Cinemark 17 Theater, located at 11819 Webb Chapel Road, Dallas, Texas. At the meeting, shareholders will elect ten (10) directors for one-year terms and vote on such other matters, including a shareholder proposal, as may properly come before the meeting. Our agenda for the meeting will also include a strategic overview of the Company.

Shareholders of record at the close of business on September 17, 2001, are entitled to vote at the annual meeting or any adjournment thereof.

Whether or not you plan to be present at the meeting, please take the time to vote, either by telephone or by mailing in your proxy. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting.


                                        Very truly yours,





                                        Ronald A. McDougall
                                        Chairman of the Board and
                                        Chief Executive Officer








                  BRINKER INTERNATIONAL, INC.
                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917

                         ==============

                        PROXY STATEMENT
                              For
                 ANNUAL MEETING OF SHAREHOLDERS

                  To Be Held November 15, 2001

                         ==============

      The Board of Directors of Brinker International, Inc., a Delaware corporation (the "Company" or "Brinker International") requests your proxy for the annual meeting of shareholders to be held on November 15, 2001. If you sign and return the enclosed proxy, or vote by telephone, you authorize the persons named in the proxy to represent you and vote your shares for the purposes we mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about September 25, 2001. The record date for shareholders entitled to vote at the annual meeting is September 17, 2001. At the close of business on September 10, 2001, the Company had 98,575,550 shares of common stock, $0.10 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting. At the annual meeting, shareholders will (a) elect ten directors of the Company for one-year terms and (b) vote on such other matters, including a shareholder proposal, as may properly come before the meeting. The Board of Directors asks you to vote FOR the director nominees and to vote AGAINST the shareholder proposal. This Proxy Statement provides you with detailed information about each of these matters.

      If you come to the meeting, you will be able to vote in person. If you are unable to come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone voting instructions. You may revoke your authorization at any time before the shares are voted at the meeting by giving written notice or subsequently dated proxy
(either by mail or by telephone), to the Secretary of the Company, or by voting in person.

      A quorum of shareholders is necessary to hold a valid meeting. If at least a majority of the shares of Common Stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. However, only the number of shares voted in person or by proxy and abstentions are counted for purposes of determining the presence or absence of a quorum for a specific proposal. The total number of votes cast FOR each proposal will be counted for purposes of determining whether sufficient affirmative votes have been cast. If you grant a proxy, the person named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. The Company does not expect any matters to be presented for a vote at the annual meeting other than those matters described in this proxy statement.

      Certain shareholders who hold their shares in street name and live in the same household may receive only one copy of this Proxy Statement and Annual Report. This practice is known as "householding." If you hold your shares in street name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker as well. Brinker International does not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.


                           PROPOSAL 1

                      ELECTION OF DIRECTORS

      Ten directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders. All nominees are currently serving as directors of the Company and were elected by the shareholders at the annual meeting of shareholders held on November 9, 2000. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors can name a substitute nominee and the proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.


Information About Nominees

      Information about the ten persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

      Ronald A. McDougall, 59, was elected Chairman of the Board and Chief Executive Officer in December 2000, having served as Vice Chairman and Chief Executive Officer since January 1999, and President and Chief Executive Officer of the Company from June 1995 until January 1999. Mr. McDougall joined the Company in 1983 and served as Executive Vice President - Marketing and Strategic Development until his promotion to President and Chief Operating Officer in 1986, a position he held until 1995. Mr. McDougall has served as a member of the Board of Directors of the Company since 1983 and is a member of the Executive Committee of the Company. Mr. McDougall also serves on the Board of Trustees of the Cooper Institute for Aerobics Research and Southern Methodist University's Edwin L. Cox School of Business.

      Douglas H. Brooks, 49, became President and Chief Operating Officer of the Company in January 1999. Previously, Mr. Brooks served as Chili's Grill & Bar ("Chili's") President from June 1994 to May 1998 and Executive Vice President and Chief Operating Officer from May 1998 until January 1999. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President - Central Region Operations in 1987, and Senior Vice President - Chili's Operations in 1992. He held this position until becoming President of Chili's in 1994. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital.

     Donald J. Carty, 55, was named Chairman, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc. in May 1998, after serving as its President from March 1995 until May 1998. From 1989 to 1995, he served American Airlines, Inc. and AMR Corp. as Executive Vice President - Finance and Planning. Mr. Carty joined American in 1978 and held numerous finance and planning positions, with the exception of a two-year hiatus as President and Chief Executive Officer of CP Air in Canada. He serves on the Board of Directors of Dell Computer Corporation and Sears, Roebuck and Co. and he is a member of the Dallas Citizens Council and the Board of Trustees of Southern Methodist University. Mr. Carty has served on the Board of Directors since June 1998 and is a member of the Executive Committee of the Company.

     Dan W. Cook, III, 66, is a Retired Partner of Goldman Sachs, an investment banking firm. Mr. Cook joined Goldman Sachs Group in 1961, was a general partner when he retired in 1992, and served as a Senior Director from 1992 until becoming a Retired Partner in December 2000. Mr. Cook is a member of the Executive and Compensation Committees of the Company and has served as a member of the Board of Directors since October 1997. Mr. Cook also serves on the Board of Directors of Centex Corporation and GreatLodge.Com and is an Advisory Director of MHT Partners and Deep Nines. Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Director of the Edwin L. Cox School of Business Executive Board.

      Marvin J. Girouard, 62, is the Chairman and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999 and Chief Executive Officer in June 1998. Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998 and as President from 1988 until February 1999. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He serves as a Director for Tandy Brands Accessories, Inc. and Neptune Orient Lines, Ltd. and is a member of the Executive Committee for the United States Committee for UNICEF - The United Nations Children's Emergency Fund. Mr. Girouard has served as a member of the Board of Directors since September 1998 and is a member of the Audit, Compensation and Executive Committees of the Company.

      Frederick S. Humphries, 65, is the President of Florida A&M University in Tallahassee, Florida, having held this position since 1985. Dr. Humphries serves as a member of the USDA Task Force of 1890 Land-Grant Institutions in addition to being involved in various civic and community activities. Dr. Humphries has served on the Board of Directors of the Company since May 1994 and is a member of the Audit Committee of the Company. He is also a member of the Board of Directors of WalMart, Inc.

      Ronald Kirk, 47, is currently Mayor of the City of Dallas and a partner in the law firm of Gardere Wynne Sewell, L.L.P. He was elected Mayor in 1995, and previously served as Secretary of State of the State of Texas from 1994 to 1995. Mayor Kirk has served on the Board of Directors since January 1997 and is a member of the Nominating Committee of the Company.

      Jeffrey A. Marcus, 54, is a private investor. Mr. Marcus previously served as Chairman and Chief Executive Officer of Novo Networks, Inc., a broadband telecommunications company, from April 2000 until June 2001, Partner of Marcus & Partners, a private equity investment firm, from March 1999 until April 2000 and President and Chief Executive Officer of AMFM, Inc. (formerly Chancellor Media Corporation), from May 1998 until March 1999. Previously, Mr. Marcus was Chairman, President and Chief Executive Officer of Marcus Cable Company, a company he formed in 1990. Mr. Marcus is active in several civic and charitable organizations. Mr. Marcus has served on the Board of Directors since January 1997 and is a member of the Executive and Nominating Committees of the Company.

      James E. Oesterreicher, 60, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for various entities, including The Dial Corporation, TXU Corp., Texas Health Resources, Circle Ten Council - Boy Scouts of America, March of Dimes, Spina Bifida Birth Defects Foundation, Aspen Institute Domestic Strategy Group, and American Society of Corporate Executives. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Audit and Compensation Committees of the Company.

      Roger T. Staubach, 59, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. Mr. Staubach played professional football for the Dallas Cowboys and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of AMR Corporation and is active in numerous civic, charity and professional organizations. He has served as a member of the Board of Directors of the Company since 1993 and is a member of the Nominating Committee of the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTOR.


Stock Ownership Of Directors

                         Number of Shares of      Number Attributable
                         Common Stock             to Options
Name                     Beneficially Owned       Exercisable Within
                         as of September 10,      60 Days of September
                         2001 (1) (2) (3)         10, 2001

Ronald A. McDougall              1,397,169              1,297,151

Douglas H. Brooks                  820,215                677,252

Donald J. Carty                     41,561                 24,660

Dan W. Cook, III                    25,199                 25,199

Marvin J. Girouard                  12,026                 10,302

Frederick S. Humphries              41,431                 40,104

Ronald Kirk                         22,181                 21,032

Jeffrey A. Marcus                   27,279                 12,279

James E. Oesterreicher               8,151                  5,302

Roger T. Staubach                   15,348                 12,298




          (1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

          (2) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 10, 2001, under the Company's 1983 Incentive Stock Option Plan, 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

          (3) With the exception of Mr. McDougall who owns 1.40% of the Company's Common Stock, each director owns less than 1% of the Company's Common Stock.



                           PROPOSAL 2

                      SHAREHOLDER PROPOSAL

     The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-17193, beneficial owner of 45,300 shares of Common Stock of the Company has notified the Company that it intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this Shareholder Proposal. As required by federal regulations, the resolution and supporting statement are printed below.

      RESOLVED: Shareholders request that the Board of Directors review our Company's sales of food products containing genetically engineered (GE) ingredients and report to shareholders by August 2002 (at reasonable cost and omitting proprietary information). This report would identify the risks, financial costs and benefits, and impacts of the continued use of genetically engineered crops, organisms, or products thereof from all food products sold under the Company's brand names or private labels.

Shareholder Supporting Statement

      International markets for genetically engineered (GE) foods are threatened by extensive resistance:

     Europe's larger food retailers have committed to removing GE ingredients from their store-brand products, as have some
     U.S. retailers;

     In  the  UK,  McDonald's, Burger King,  and  Kentucky  Fried
     Chicken exclude GE soy and corn ingredients from their menus;

     McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

     Gerber Products announced it would not allow GE corn or soybeans in any of their baby foods(7/99);

     PepsiCo's Frito Lay asked farmers that supply corn for their chips to supply only non-GE corn (1/2000);

     Since 2000, hundreds of millions of dollars have been spent by food companies in recalling food containing GE corn not approved for human consumption;

     Once in effect, the Biosafety Protocol, approved by representatives of over 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain
     GEOs", and countries can decide whether to import those commodities based on a scientific risk assessment.

     There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

     Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

     Research has shown the Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

     The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in GE pest-
     protected  plants.   The  report  found  potential  gaps  in
     regulatory coverage (4/2000);

     Uncertainty  about  the  ecological  risks  of   genetically
     engineered crops persists. (Science 12/15/2000).

     Furthermore, labeling of GE foods is required in the European Union and Japan, proposed in other countries, and favored by between 70% and 94% of people surveyed in over a dozen opinion polls in the U.S.

     We urge that this report:

  1) identify the scope of the Company's products that are derived from GE ingredients;
  2) identify sources of alternative non-GE food ingredients;
  3) outline a contingency plan for sourcing non-GE ingredients should circumstances so require; and
  4) cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

     We believe that in undertaking this critical study, our Company addresses issues of financial, legal and reputational risk, competitive advantage, and brand name loyalty in the marketplace.

Board Of Directors' Statement In Opposition

     Your Board of Directors recommends a vote AGAINST this Shareholder Proposal for the following reasons:

     The Company cares and actively supports its customers' interest in food safety. We firmly believe that all of our food products, including those which may contain ingredients developed through biotechnology or genetic engineering, are safe. However, we believe that the United States Food & Drug Administration ("FDA") and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a restaurant company like Brinker International, to evaluate and make judgments about the use of biotechnology-derived ingredients. Brinker International takes its lead from national food safety and regulatory authorities and we support their efforts to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. Brinker International complies, and will continue in the future to comply, with all governmental regulations applicable to food safety.

      Your Board of Directors believe that this proposal is not practical because the Company would have serious difficulty in determining what constitutes "genetically engineered crops, organisms, or products thereof." Brinker International understands that certain biotechnology-derived ingredients are so similar to their unmodified counterparts that they are virtually undetectable with current testing techniques. Consequently, it would be impracticable for quality assurance operations at Brinker International to identify all biotechnology-derived raw materials in the Company's food products.

      We understand that the use of genetic engineering with respect to certain staple foods is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage and distribution, making it extremely difficult, if not impossible, to obtain the staple foods in an unmodified or uncombined form in sufficient quantities for use in our system of restaurants. Therefore, your Board of Directors does not believe it would be possible to either identify the scope of the Company's products that are derived from biotechnology-derived ingredients nor identify sources of alternative food ingredients that are not biotechnology-derived.

      Requiring the Company to review its sale of food products containing biotechnology-derived ingredients and provide the requested report to shareholders would involve unnecessary expenditures of time and resources. We firmly believe that all products sold at our restaurants, including those which may contain ingredients developed through biotechnology, are safe. Furthermore, the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world are several benefits that biotechnology in foods may bring. However, we respect the views of those who question the value of biotechnology in foods. Your Board of Directors believes that Brinker International's shareholders will be better served if governmental agencies monitor farmers and scientists to determine the safety of biotechnology-derived food ingredients while the Company keeps its focus on offering tasty and desirable restaurant meals for our customers that comply with applicable food safety regulations.

      We will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. Our shareholders and consumers can count on our compliance with all such regulations.

FOR  THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT
THIS  PROPOSAL  IS NOT IN THE BEST INTEREST OF  THE  COMPANY  AND
UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 2.


                       BOARD ORGANIZATION

Classes of Directors

      Each director serves for a one year term and is subject to re-election by the shareholders of the Company each year. However, the Nominating Committee has divided the non-employee directors into four classes. The classes are staggered so that each year the members of one of the classes shall have served on the Board of Directors for four consecutive years. At such time, the members of such class are considered "Retiring Directors" and will, as determined by the Nominating Committee, either leave the Board of Directors or serve an additional four year term on the
Board of Directors (subject to annual re-election by the shareholders of the Company). All decisions of the Nominating Committee are made after considering the appropriateness of keeping existing members on the Board of Directors or nominating new candidates for election to the Board of Directors. Each of Messrs. Carty, Cook and Staubach are Retiring Directors who have been renominated by the Nominating Committee. The four classes of non-employee directors are as follows: Messrs. Girouard, Humphries and Oesterreicher comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2002 fiscal year. There are no members of Class 2. Messrs. Kirk and Marcus comprise Class 3 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2004 fiscal year. Messrs. Carty, Cook and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2005 fiscal year.

Committees of the Board of Directors

      The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and
Nominating Committee.

      The Executive Committee (currently comprised of Messrs. McDougall, Carty, Cook, Girouard, and Marcus) met one time during the fiscal year. The Executive Committee reviews material matters between Board meetings, provides advice and counsel to Company management, and has the authority to act for the Board on most matters between Board meetings. In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

     All of the members of the Audit, Compensation and Nominating
Committees are directors independent of management who are not and never have been officers or employees of the Company.

        The Audit Committee is currently comprised of Messrs. Girouard, Humphries, and Oesterreicher, and it met eight times during the fiscal year. A discussion of the role of the Audit Committee is provided under "Report of the Audit Committee" below.

       The Compensation Committee is currently comprised of Messrs. Cook, Girouard, and Oesterreicher, and met two times during the fiscal year. Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of compensation and stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, and approval of the total number of available shares to be used each year in stock-based plans. The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

     The purposes of the Nominating Committee are to recommend to the Board of Directors potential members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors. The Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 2002 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 28, 2002. The Nominating Committee is composed of Messrs. Kirk, Marcus, and Staubach and it met three times during the fiscal year.

      During the fiscal year ended June 27, 2001, the Board of Directors held five meetings; each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he served.

Directors' Compensation

      Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended. The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

      Directors who are not employees of the Company receive grants of stock options or restricted stock under the Company's 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants. A new director who is not an employee of the Company will receive (a) 20,000 stock options at the beginning of such director's term, and (b) an annual payment of $36,000, at least 25% of which must be taken in the form of stock options or restricted stock. If a director elects to receive cash, the first payment will be made at the Board of Directors' meeting held contemporaneous with the next annual meeting of shareholders. The stock options and restricted stock will be granted as of the sixtieth day following such meeting (or if the sixtieth day is not a business day, on the first business day thereafter) at the fair market value of the underlying Common Stock on the date of grant. One-third of the stock options will vest on each of the second, third and fourth anniversaries of the date of grant. All of the restricted stock will vest on the fourth anniversary of the date of grant. A Retiring Director who is being nominated for an additional term on the Board of Directors will receive an additional grant of 10,000 stock options at the beginning of such director's new term.


                       EXECUTIVE OFFICERS

     The Board of Directors elects executive officers annually at its first meeting following the annual meeting of shareholders. Certain information about the Company's executive officers is set forth below. Information about Mr. McDougall and Mr. Brooks is included under the caption "Election of Directors - Information About Nominees."

      Wilson L. Craft, 48, was elected Big Bowl President in November 2000, having previously served as Senior Vice President and Chief Operating Officer of Chili's since May 1998. Mr. Craft joined the Company in May 1984 as a Chili's Manager Trainee and was promoted to General Manager in 1985, Area Director and then Regional Director in 1987, and Regional Vice President of Operations in 1991, a position he held until May 1998.

      Kenneth D. Dennis, 48, has served as On The Border Mexican Grill & Cantina President since October 1999. Between October 1999 and July 2001, Mr. Dennis also served as Cozymel's Coastal Mexican Grill ("Cozymel's") President. Previously, Mr. Dennis was Senior Vice President and Chief Operating Officer of Cozymel's from February 1997 until October 1999. Mr. Dennis joined the Company as a Manager in 1976 and was named General Manager in 1978, Director of Internal Systems in 1979, and Director of Marketing in 1983. Mr. Dennis was promoted to Vice President of Marketing in 1986 and to Senior Vice President of Marketing in 1993, a position he held until February 1997.

      Todd E. Diener, 44, was elected Chili's President in May 1998, having previously served as Chili's Senior Vice President and Chief Operating Officer since July 1996. Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987. Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

      Starlette Johnson, 38, was elected Executive Vice President and Chief Strategic Officer in June 2001. Mrs. Johnson joined the Company in 1995 as Director of Planning. She was promoted to Vice President of Strategic Development in May 1996 and was named Senior Vice President of Human Resources in June 2000.

      John C. Miller, 46, has served as Romano's Macaroni Grill President since April 1997. Mr. Miller joined the Company as Vice President-Special Concepts in 1987. In 1988, he was elected Vice President - Joint Venture/Franchise and served in this capacity until 1993 when he was promoted to Senior Vice President
- New Concept Development. Mr. Miller was named Senior Vice President - Mexican Concepts in September 1994 and was subsequently elected Senior Vice President and Mexican Concepts President in October 1995, a position he held until April 1997.

      David C. Schmille, 41, was elected Cozymel's President in July 2001. Mr. Schmille joined the Company as a Chili's Manager Trainee in 1985, was promoted to General Manager in 1986, and to Area Director in 1987. In 1995, Mr. Schmille became Vice President of Operations for Sydran Chili's Franchise Group, a franchisee of the Company. He was promoted to Senior Vice President in June 2000 and served in that capacity until rejoining the Company in July 2001.

       Charles M. Sonsteby, 48, was elected Executive Vice President and Chief Financial Officer in May 2001. Mr. Sonsteby joined the Company as Director of the Company's Tax, Treasury and Risk Management departments in March 1990. In May 1994 he was named Vice President and Treasurer and was promoted to Senior Vice President of Finance in March 1997, a position he held until May 2001.

       Roger F. Thomson, 52, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and
Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

      Mark F. Tormey, 48, has served as Maggiano's Little Italy President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Maggiano's Little Italy in 1995. Prior to joining the Company, Mr. Tormey worked for Lettuce Entertain You Enterprises, Inc. since 1979. In 1991, Mr. Tormey opened the first Maggiano's Little Italy restaurant and worked with the Maggiano's Little Italy group at Lettuce Entertain You Enterprises, Inc. until Maggiano's Little Italy was acquired by the Company in 1995.

      David Wolfgram, 43, has served as Corner Bakery Cafe ("Corner Bakery") President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Corner Bakery in August 1995. Mr. Wolfgram joined Lettuce Entertain You Enterprises, Inc. in 1980 and became Vice President and Managing Partner in 1989. Mr. Wolfgram worked with the Corner Bakery group at Lettuce Entertain You Enterprises, Inc. until Corner Bakery was acquired by the Company in 1995.


                     EXECUTIVE COMPENSATION

Summary Compensation Table

      The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 2001.

                                                  Long-Term Compensation

                            Annual Compensation             Awards                   Payouts

Name and Principal                                  Restricted   Securities   Long-Term   All Other
Position             Year   Salary    Bonus         Stock        Underlying   Incentive   Compensation
                                                    Awards (1)   Options      Payouts     (2)
Ronald A. McDougall  2001   $ 999,385  $1,149,354    $ 201,595     180,001    $ 352,054   $ 42,783
Chairman and         2000   $ 978,462  $1,357,616    $ 973,204     180,000    $ 174,187   $ 29,112
Chief Executive      1999   $ 929,154  $1,080,142    $       0     300,000    $ 106,100   $ 20,652
Officer

Douglas H. Brooks    2001   $ 674,154  $ 566,290     $ 127,344     112,501    $ 222,425   $ 29,777
President and        2000   $ 624,231  $ 866,121     $ 605,398     112,500    $ 110,050   $ 19,803
Chief Operating      1999   $ 541,154  $ 555,515     $       0     187,500    $  69,505   $ 17,491
Officer

Todd E. Diener       2001   $ 407,539  $ 272,296     $ 124,238      37,501    $ 219,458   $ 22,942
Chili's Grill &      2000   $ 355,962  $ 293,354     $ 200,731      37,500    $ 107,346   $ 57,531
Bar President        1999   $ 330,673  $ 259,929     $       0      90,000    $       0   $ 16,840

Russell G. Owens     2001   $ 412,307  $ 324,692     $  76,972      75,001    $ 134,412   $ 15,284
Executive Vice       2000   $ 398,462  $ 368,578     $ 435,337      75,000    $  66,504   $ 16,124
President and Chief  1999   $ 350,000  $ 271,251     $       0     112,500    $  62,898   $ 14,220
Financial Officer (3)

John C. Miller       2001   $ 399,847  $ 251,904     $ 115,629      37,501    $ 195,243   $ 24,480
Romano's Grill       2000   $ 349,385  $ 234,088     $ 265,556      37,500    $  99,910   $ 16,552
President            1999   $ 329,792  $ 204,472     $       0      90,000    $  63,660   $ 14,883

Roger F. Thomson     2001   $ 399,231  $ 251,516     $  53,135      46,501    $  92,797   $ 20,022
Executive Vice       2000   $ 374,231  $ 346,164     $ 320,804      46,500    $  45,914   $ 33,886
President, Chief     1999   $ 349,885  $ 271,161     $       0      75,000    $  79,575   $ 13,909
Administrative Officer,
General Counsel and
Secretary

(1)   Restricted  stock  is  valued at the  closing  price  of  the
Company Common Stock on the grant dates. Mr. McDougall was awarded 9,413 shares of restricted stock during the last fiscal year, 3,138 shares of which vested on August 13, 2001, 3,138 shares of which will vest on August 13, 2002, and 3,137 shares of which will vest on August 13, 2003. Mr. Brooks was awarded 5,946 shares of restricted stock during the last fiscal year, 1,982 shares vested on August 13, 2001, 1,982 shares of which will vest on August 13, 2002, and 1,982 shares of which will vest on August 13, 2003. Mr. Diener was awarded 5,801 shares of restricted stock during the last fiscal year, 1,934 shares of which vested on
August 13, 2001, 1,933 shares of which will vest on August 13, 2002, and 1,934 shares of which will vest on August 13, 2003. Mr.
Owens  was  awarded  3,594 shares of restricted  stock  during  the last fiscal year, all of which were forfeited upon his resignation from the Company on April 27, 2001. Mr. Miller was awarded 5,399 shares of restricted stock during the last fiscal year, 1,800 shares of which vested on August 13, 2001, 1,800 shares of which will vest on August 13, 2002, and 1,799 shares of which will vest on August 13, 2003. Mr. Thomson was awarded 2,481 shares of restricted stock during the last fiscal year, 827 shares of which vested on August 13, 2001, 827 shares of which will vest on August 13, 2002, and 827 shares of which will vest on August 13, 2003. The dollar value of the restricted stock held by each of the named executive officers at the end of the last fiscal year (at $24.86 per share, the closing price of the Company's Common Stock on June 27, 2001) is as follows:

         Executive             Shares of              Value of
                               Restricted Shares      Restricted Stock

         Ronald A. McDougall         59,649            $1,482,874
         Douglas H. Brooks           37,288            $  926,980
         Todd E. Diener              15,969            $  396,989
         Russell G. Owens                 0                     0
         John C. Miller              16,843            $  418,717
         Roger F. Thomson            17,343            $  431,147


If dividends are paid by the Company on its Common Stock, the owners of restricted stock will be entitled to receive dividends on shares of restricted stock owned by them. For those named officers who have compensation in excess of $1,000,000 in any year in which shares of restricted stock are granted, the vesting of such restricted stock shall occur on the designated vesting dates only if performance objectives are attained.

(2) All other compensation represents Company match on deferred compensation and various fringe benefits including car allowance and reimbursement of tax preparation, financial planning, health club expenses and, in the case of Mr. Diener for fiscal 2000, reimbursement of relocation expenses.

(3) Mr. Owens resigned from his employment with the Company on April 27, 2001.



Option Grants During 2001 Fiscal Year

      The following table contains certain information concerning the grant of stock options pursuant to the Company's Stock Option and Incentive Plan to the executive officers named in the above compensation table during the Company's last fiscal year.

                               % of                                   Realizable Value of
                               Total                                  Assumed Annual Rates of
                               Options                                Stock Price Appreciation
Name                  Options  Granted to    Exercise or  Expiration  for Option Term (1)
                      Granted  Employees in  Base Price    Date         5%               10%
                               Fiscal Year
Ronald A. McDougall   180,001    6.41%       $26.9583      11/08/10    $3,051,724     $7,733,669

Douglas H. Brooks     112,501    4.01%       $26.9583      11/08/10    $1,907,334     $4,833,559

Todd E. Diener         37,501    1.34%       $26.9583      11/08/10    $  635,789     $1,611,215

Russell G. Owens       75,001    2.67%       $26.9583      11/08/10    $  0 (2)       $  0 (2)

John C. Miller         37,501    1.34%       $26.9583      11/08/10    $  635,789     $1,611,215

Roger F. Thomson       46,501    1.66%       $26.9583      11/08/10    $  788,375     $1,997,896


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) These stock options were terminated upon the resignation of Mr. Owens from the Company on April 27, 2001.


Stock Option Exercises and Fiscal Year End Value Table

      The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing options and the $24.86 fiscal year end price of the Company's Common Stock.

                       Shares                    Number of Unexercised    Value of Unexercised
                      Acquired      Value         Options at Fiscal      In-the-Money Options
Name                 on Exercise   Realized           Year End           at Fiscal Year End          at


                                               Exercisable  Unexercible   Exercisable   Unexercisable
Ronald A. McDougall     375,000    $6,381,585    1,278,751    510,001      $15,744,512     $2,626,305

Douglas H. Brooks        86,063    $1,602,430      621,002    318,751      $ 8,473,469     $1,641,441

Todd E. Diener           50,174    $  853,316       94,443    120,001      $ 1,074,531     $  643,765

Russell G. Owens        235,103    $4,019,996      137,213          0      $ 1,571,077     $        0        0

John C. Miller                0    $        0      346,332    120,001      $ 5,042,760     $  643,765

Roger F. Thomson        120,000    $1,778,737            0    130,501      $         0     $  669,679

              REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

      The executive compensation program is designed as a tool to reinforce the Company's strategic principles - to be a premiere and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

    Provide  competitive levels of compensation  to  attract  and retain the best qualified executive talent. The Compensation Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

    Embrace   a   pay-for-performance   philosophy   by   placing
     significant amounts of compensation "at risk" - that is, compensation payouts to executives will vary according to the overall performance of the Company.

    Directly   link   executives'   interests   with   those   of
     shareholders   by  providing  opportunities  for   long-term
     incentive compensation based on changes in shareholder value.

       The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives, stock options and shares of restricted stock.

Base Salaries

       Executives' base salaries and total compensation are targeted to be competitive between the 75th and 90th percentiles of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company. Positioning executives' base salaries at these levels is necessary for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

      The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to non-restaurant concept executives the same as for all other non-restaurant concept corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other members of such restaurant concept's corporate team.

      At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") of the base salary for such executive that targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Compensation Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

      The Company's 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II") are designed to provide the Company's employees with a tax-deferred long-term savings vehicle. All amounts of a salaried participant's contribution up to a maximum of 5% of such participant's base compensation are matched by the Company in an amount equal to twenty-five percent of such salaried participant's contribution.

      Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute (in an amount not to exceed the greater of (a) 20% of base salary and 100% of eligible bonus or (b) $10,500) as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company Common Stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

      Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account (in an amount not to exceed 20% of base salary and 100% of eligible bonus). They also elect the percentage of their deferral account to be allocated among various investment options. The Company's matching contribution for all non-officer Plan II participants is made in Company Common Stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Long-Term Incentives

     All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's Common Stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

     Stock options are rights to purchase shares of the Company's Common Stock at the fair market value of the underlying Common Stock as of the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's Common Stock increases. Fifty percent of a stock option grant becomes exercisable two years after the grant date; the remaining fifty percent of a grant becomes exercisable three years after the grant date. Stock options are typically granted annually in November as part of a fixed grant, based on a target value approved by the Compensation Committee. The Compensation Committee has the authority to substitute shares of restricted stock for stock options as part of this fixed grant.

      The Executive Long-Term Incentive Plan is a performance-related plan using overlapping three-year cycles paid annually. For corporate officers, the criterion for payment is the Company's cumulative earnings per share over a three-year period relative to a target established by the Compensation Committee. For a restaurant concept officer, the criterion is the three-year cumulative profit before taxes for such restaurant concept relative to the target established by the Compensation Committee.

      Each participant will be assigned a specific dollar target to be paid in a combination of cash and restricted stock at the end of the designated three-year performance period. These three-year targets are established/revised as part of the annual
planning  process.   Once established and approved,  targets  are
fixed for the upcoming three-year cycle. The actual cash payment and number of shares granted of restricted stock will vary based on the achievement to plan of earnings per share for corporate
officers,   and  profit  before  taxes  for  restaurant   concept
officers. The participant will receive the target payment if the target performance is achieved for the three-year cycle; an above or below target payout will be made based on actual performance compared to planned performance for the ending three-year cycle. Any payouts made under the Executive Long-Term Incentive Plan shall be made one-half in cash and one-half in restricted stock, which restricted stock will vest one-third per year over the next
three  years.   The Executive Long-Term Incentive Plan  is  being
phased  in over a three-year period beginning in the 2000  fiscal
year.   Full  target  payouts  will become  effective  after  the
completion   of   the  2002  fiscal  year  when  the   cumulative
performance results for the full 2000, 2001, and 2002 three-year cycle are known.

      All payouts under the Executive Long-Term Incentive Plan will have a 150% payout cap, subject to override by the Chief Executive Officer of the Company (except for payouts to the Chief Executive Officer, which shall be subject to override by the Compensation Committee). No participant in the Executive Long-Term Incentive Plan may receive a payout of more than 100,000 shares of restricted stock and $1,500,000 in cash in any fiscal year.



Pay/Performance Nexus

     The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total
Shareholder Return Comparison" below.

CEO Compensation

      The Compensation Committee made decisions regarding Mr. McDougall's compensation package according to the guidelines discussed in the preceding sections. Mr. McDougall was not awarded a salary increase for fiscal 2002 but was awarded a discretionary bonus of $100,000 to recognize the Company's performance during fiscal 2001 under his leadership and his significant contributions to the Company's continued success. Mr. McDougall was granted 180,001 stock options and 9,413 shares of restricted stock under the Company's Stock Option and Incentive Plan. Approximately 49% of Mr. McDougall's cash compensation for fiscal 2001 was incentive pay pursuant to the Company's Profit Sharing Plan. Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance. In the 2001 fiscal year, Mr. McDougall's total cash compensation decreased 8% from its level in the 2000 fiscal year.


Federal Income Tax Considerations

      The  Compensation Committee has considered  the  impact  of
Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

     The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's financial performance supports the compensation practices employed during the past year. No member of the Compensation Committee serves or previously served as an employee or officer of the Company.

                       Respectfully submitted,
                       COMPENSATION COMMITTEE



                       DAN W. COOK, III (Chair)
                       MARVIN J. GIROUARD
                       JAMES E. OESTERREICHER


                  REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Company management is responsible for the Company's internal controls and the financial reporting process. KPMG LLP, the Company's independent auditors, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors, subject to shareholder approval. The Audit Committee is composed solely of independent directors who are qualified for service under the New York Stock Exchange listing standards.

      In this context, the Audit Committee held discussions with management of the Company, who represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with generally accepted accounting principals. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors its independence in connection with its audit of the Company's financial statements.

     Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that KPMG LLP be reappointed as the Company's independent auditors for the 2002 fiscal year.

                                     Respectfully submitted,
                                     AUDIT COMMITTEE



                                     JAMES E. OESTERREICHER (chair)
                                     MARVIN J. GIROUARD
                                     FREDERICK S. HUMPHRIES


Audit Fees

      The following table sets forth the aggregate fees billed to the Company for the fiscal year ended June 27, 2001 by the Company's principal accounting firm, KPMG LLP:

Annual Audit Fees     Financial Information       All Other Fees
                      Systems Design and
                      Implementation Fees

$ 115,000             $ 0                        $ 373,900(1)(2)

(1) The Audit Committee has considered whether the provision of these non-audit services by KPMG LLP is compatible with maintaining the independence of such principal accountant.

(2)    Includes  fees  for  tax  consulting  ($226,100),   audits
   performed for benefit plans and international affiliates ($30,000), franchise-related services ($19,900), outsourcing of internal audit-related information technology services ($66,900), and accounting advisory services ($31,000).



               STOCK OWNERSHIP OF CERTAIN PERSONS

      The following table shows (a) certain information as to all persons known by the Company to beneficially own more than 5% of the Common Stock of the Company and (b) the ownership of the Company's Common Stock by the named executive officers, and all executive officers and directors as a group.



                                               Number Attributable
                     Number of Shares of       to Options
                     Common Stock              Exercisable Within
Name                 Beneficially Owned as     60 Days of
                     of September 10, 2001     September 10, 2001     Percent

FMR Corp.
82 Devonshire         6,488,130 (1)              (2)                   6.58%
Street
Boston, MA 02109

Capital Research
and Management        6,375,000 (3)              (2)                   6.47%
Company
222 South Hope
Street
Los Angeles, CA
90071

Ronald A. McDougall   1,397,169 (4) (5)           1,297,151            1.40%

Douglas H. Brooks       820,215 (4) (5)             677,252            *

Todd E. Diener          138,034 (4) (5)             113,193            *

John C. Miller          397,141 (4) (5)             365,082            *

Russell G. Owens (6)    156,181 (4) (5)             137,213            *

Roger F. Thomson         52,732 (4) (5)              23,250            *

All Executive
Officers and          3,712,328 (4) (5)           3,009,117            3.65%
Directors as a
Group (21 persons)


     *    Less than 1%.
     (1) Based on information contained in Schedule 13G dated as of September 10, 2001.
     (2)  Not Applicable
     (3) Based on information contained in Schedule 13G dated as of February 9, 2001.
     (4) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.
     (5) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 10, 2001, under the Company's 1983 Inventive Stock Option Plan, 1992 Incentive Stock Option Plan, and Stock Option and Incentive Plan, as applicable.
     (6) Mr. Owens resigned from his employment with the Company on April 27, 2001.


      The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be encouraged to own will be determined by such officer's position within the Company as well as annual compensation. The Company has established a program with a third-party lender pursuant to which the senior officers will be able to obtain financing for purposes of attaining the stock ownership levels referred to above. Any loans obtained by such senior officers to finance such stock acquisitions are facilitated by the Company pursuant to an agreement in which the senior officer pledges the underlying stock and future incentive payments which may be receivable from the Company as security for the loan.

         FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

      The following is a line graph presentation comparing cumulative, five-year total shareholder return on an investment in the Common Stock of the Company against the returns of the S&P 500 Index and the S&P Restaurant Industry Index. A list of the returns follows the graph.




























      The graph assumes a $100 initial investment and the reinvestment of dividends. The Common Stock prices shown are neither indicative nor determinative of future performance.

                     1996      1997   1998    1999    2000   2001
Brinker             100.00    90.32  127.42  177.43  190.73 240.59
International

S&P 500             100.00   134.70  175.33  215.22  230.83 196.59

S&P Restaurants     100.00   104.58  141.68  177.62  136.64 133.35


    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Except for one late filing during the fiscal year by each of Messrs. Staubach, Diener, Miller and Wolfgram, the Company believes that all filing requirements were satisfied. In making these disclosures and filing the reports, the Company has relied solely on written representations from certain reporting persons.



  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. There were no transactions required to be reported.


                    SHAREHOLDERS' PROPOSALS

      Any proposals that shareholders of the Company desire to have presented at the 2002 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 28, 2002.

                      INDEPENDENT AUDITORS

      Representatives of KPMG LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                         MISCELLANEOUS

      The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 27, 2001, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                          By Order of the Board of Directors,




                           ROGER F. THOMSON
                           Secretary

Dallas, Texas
September 25, 2001



                           APPENDIX A

                     AUDIT COMMITTEE CHARTER


I.  AUDIT COMMITTEE PURPOSE

  A.    The Audit Committee (the "Committee") is appointed by the
     Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:


             1. Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
             2. Monitor the independence and performance of the Company's independent auditors and internal auditing department ("Corporate Review").
             3. Provide an avenue of communication among the independent auditors, management, Corporate Review, and the Board.

  B. The Committee has the authority to conduct or authorize investigations into any matters within the Committee's scope of responsibilities, as defined by this Charter. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

  C. The Committee is governed by this charter and has the authority to carry out the duties enumerated herein.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

  A. Committee members, including the chair of the Committee, shall be appointed by the Board. Appropriate consideration shall be given to the continuity of the Committee's membership in determining its composition from year to year. The Board shall also evaluate the membership of the Committee on an annual basis for compliance with the requirements indicated within this Charter.


  B. As  required  by  the  New York Stock  Exchange  and  the
     Securities and Exchange Commission ("SEC"):



             1. The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent non-employee directors, free from any relationship that would interfere with the exercise of his or her independent judgment.


             2. All members of the Committee shall have a basic
                understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.


    C. The Committee shall meet as often as deemed necessary to fulfill its duties. The Chair may convene a meeting of the Committee at his/her option and discretion. In addition, the Committee shall confer privately and separately with the independent public accountants, Corporate Review, or management, at least annually and as otherwise deemed appropriate. The Committee should report its findings to the Board after each Committee Meeting.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     A. Review Procedures:


          1. In consultation with management, Corporate Review and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. The Committee shall inquire of management, Corporate Review, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks or exposures to the Company.


          2. Review the Company's annual audited financial statements prior to filing or distribution. The review should include discussion with management, Corporate Review and the independent auditors and should address significant matters regarding accounting principles, practices, and judgments. The discussion with the independent auditors should address the results of the audit, including the responsibilities of the auditors under Generally Accepted Auditing Standards, the significant accounting policies and their application as well as management's judgments and accounting estimates. The discussion should consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting. Additionally, the independent auditors should discuss with the Committee any significant audit adjustments, any difficulties encountered in performing the audit, other information that is included in documents containing audited financial statements, any disagreements with management during the course of the audit, any consultation they may have made with other accountants, and any major issues discussed with management prior to retention.


          3. Review with management and the independent auditors the Company's quarterly financial results prior to the filing or distribution of the Company's quarterly financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors as set forth in A.2 above. The Chair of the Committee may represent the entire Committee for purposes of this review.



          4. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

     B.   Independent Auditors


          1. The independent auditors are accountable to the Committee and the Board. The Committee shall review the independence and performance of the independent auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.


          2. Discuss all significant projects and services to be provided by the appointed independent auditor during the year. Approve, based on management's recommendations, the following proposed services by the independent auditors: (a) all information technology services relating to financial information systems design and implementation; (b) all internal audit services; and
               (c) other, non-audit services with proposed fees in excess of 50% of the annual audit fees. Annually, approve the fees to be paid to the independent auditors for the annual audit and quarterly reviews and review the results of services provided by the independent auditors.

          3. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships the auditors have with the Company that could impair their independence. The auditors should disclose in writing to the Committee any relationships with the Company which could impact their independence and that they are independent of the Company within the meaning of the rules administered by the SEC.

         4. On an annual basis, the Committee shall review the audit plan and general audit approach with the independent auditors, discussing the scope, staffing, and reliance upon management and Corporate Review. The Committee should be informed about significant changes in the auditor's audit plan.

     C.  Internal Audit Department and Legal Compliance

         1. On an annual basis, the Committee shall discuss with Corporate Review:

               a. Internal audit scope and audit plan and changes to scope or planned approach.
               b.   Adequacy of the Company's internal controls.
               c.   Any related significant findings and recommendations
                    together with management's responses thereto.
               d.   Organizational structure for the Corporate Review
                    department.


         2. The Committee shall confer with management and the independent public accountants on the adequacy and effectiveness and overall performance of the Corporate Review function and make appropriate recommendations for improvement.

         3. Annually review the Company's Code of Ethical Conduct (the "Code") and ensure that management has established a system to enforce this Code. The Committee shall confer with appropriate management concerning any significant actions taken with respect to the Code.

     D.  Other Audit Committee Responsibilities

         1. The Committee shall make recommendations to the Board with respect to matters brought to the Committee's attention by management, Corporate Review, or the independent public accountants or otherwise arising in the course of the performance of the Committee's duties.

         2. Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.


         3. Perform such other functions as assigned by law or as deemed necessary by the Committee or the Board.

         4. Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.